Exhibit 99.1

For Immediate Release

HAMPDEN BANCORP, INC. REPORTS SECOND QUARTER RESULTS, DECLARES CASH DIVIDEND, AND ANNOUNCES OPEN MARKET STOCK REPURCHASE PLAN TO FUND 2008 EQUITY INCENTIVE PLAN

      SPRINGFIELD, Mass. January 30, 2008. Hampden Bancorp, Inc. (the "Company") (NASDAQ - HBNK), which is the holding company for Hampden Bank (the "Bank"), announced the results of operations for the three and six months ended December 31, 2007.

      Net income for the three months ended December 31, 2007 decreased $76,000, to $153,000, or $0.02 per fully diluted share, from $229,000 for the same period in 2006. The decline in net income was due to a $350,000 adjustment to the Company's valuation reserve against the deferred tax asset set up for the utilization of the charitable contribution deduction carry-forward generated by the establishment of the Hampden Bank Charitable Foundation. This adjustment was made to reflect the current assessment of margins and spreads, which are different than when the reserve was originally established. For the three month period ended December 31, 2007, net interest income after provision for loan losses increased by $1.1 million, and non-interest income increased by $173,000 compared to the three month period ended December 31, 2006. These increases were partially offset by an increase of $902,000 in non-interest expense for the three month period ended December 31, 2007 compared to the three month period ended December 31, 2006. The main reasons for the increase in non-interest expense was an increase in other general and administrative expenses of $310,000, an increase in salaries and employee benefits of $301,000, and an increase in advertising expenses of $228,000 for the three month period ended December 31, 2007 compared to the same period in 2006. Pre-tax income increased $428,000 from $338,000 for the three month period ended December 31, 2006 to $766,000 for the three month period ended December 31, 2007.

      Net income increased by $252,000, to $675,000, or $0.09 per fully diluted share, for the six month period ended December 31, 2007 from $423,000 for the six month period ended December 31, 2006. This increase was mainly due to an increase in net interest income, after provision for loan losses, for the six months ended December 31, 2007 of $1.9 million, or 36.5%, to $7.1 million from $5.2 million for the same period in 2006. This increase in net interest income after provision for loan losses was because proceeds from the Company's initial public stock offering were used to increase interest earning assets and pay down interest bearing liabilities. A partial offset to the increase in net interest income, after provision for loan losses, is the $350,000 tax adjustment to the Company's valuation reserve mentioned above.

      The Company's total assets increased by $4.7 million, or 0.9%, from $523.9 million at June 30, 2007 to $528.6 million at December 31, 2007. Net loans, including loans held for sale, increased $15.8 million, or 4.8%, to $345.4 million at December 31, 2007.

Also, federal funds sold and other short-term investments increased by $12.9 million, or 95.8%, to $26.3 million at December 31, 2007. A partial offset to these increases was a decrease in securities available for sale of $23.6 million, or 15.8%, to $125.5 million at December 31, 2007.

      Deposits decreased $18.6 million, or 5.7%, to $308.7 million at December 31, 2007 from $327.3 million at June 30, 2007. This decrease was due to the maturity of approximately $50.6 million of certificates of deposit starting August 15, 2007 and ending on September 30, 2007. These maturing certificates of deposit were five year certificates of deposit that the Company offered as a special promotion from August 15, 2002 to September 30, 2002. In anticipation of this potential cash out-flow, the Company had approximately $20.0 million of government-sponsored enterprise obligations maturing during this time. These maturing deposits contributed to both the decrease in deposits and investment securities.

      Short-term borrowings, including repurchase agreements, increased $1.6 million, or 11.4%, to $15.5 million at December 31, 2007 from $13.9 million at June 30, 2007. Long-term debt increased $19.7 million, or 26.2%, to $95.0 million at December 31, 2007 from $75.3 million at June 30, 2007.

      Total capital increased by $1.8 million, to $103.8 million at December 31, 2007, compared to $102.0 million at June 30, 2007. Our ratio of capital to total assets increased slightly to 19.6% as of December 31, 2007, from 19.5% as of June 30, 2007.

      According to Thomas R. Burton, President and CEO, "Pretax earnings increased slightly over the second quarter reflected by a somewhat improved net interest margin. However, the turbulent environment for deposits and liquidity continues to be very challenging and our current assessment of margins and spreads requires that we increase the valuation allowance for utilization of the charitable contribution carryforward related to the establishment of the Hampden Bank Charitable Foundation. While we recognize this situation will not improve in the short term, our focus remains on initiatives to mitigate margin compression through increased sources of fee income and prudent expense control."

      On January 29, 2008, Hampden Bancorp, Inc. held a special meeting of shareholders at which a quorum of shareholders voted to approve the 2008 Equity Incentive Plan. In order to fund restricted stock awards under the plan, the Company has authorized the establishment and funding of a trust to purchase up to 317,995, or 4% of the outstanding shares of the Company's common stock in the open market. Such purchases shall be made from time to time at the discretion of the independent trustee of the trust.

      The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on February 26, 2008, to shareholders of record at the close of business on February 12, 2008.

      Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has eight office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

      Certain statements herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may." Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") which is available through the SEC's website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc. Robert A. Massey, 413-452-5150 CFO, Treasurer, and Senior Vice President rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA

	At December 31,	At June 30,
	2007	2007
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$528,649	$523,937
Loans, net (1)	345,361	329,538
Securities	125,507	149,147
Deposits	308,719	327,341
Short-term borrowings, including repurchase agreements	15,524	13,937
Long-term debt (2)	95,054	75,334
Total Stockholders' Equity	103,805	102,018

(1)	Includes loans held for sale of $597,000 at December 31, 2007, and $464,000 at June 30, 2007.
(2)	Long-term debt includes advances from the FHLB with a remaining original maturity of one year or greater.

	For The Three Months Ended September 30,		For The Six Months Ended December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Selected Operating Results:	(In thousands, except per share data)		(In thousands, except per share data)

Interest and dividend income, including fees	$7,416	$6,722	$14,765	$13,320
Interest expense	3,652	4,107	7,492	8,057
Net interest income	3,764	2,615	7,273	5,263
Provision for loan losses	84	30	166	55
Net interest income after provision for loan losses	3,680	2,585	7,107	5,208
Non-interest income	526	353	1,065	713
Gain on sales of securities and loans, net	87	25	103	61
Non-interest expense	3,527	2,625	6,802	5,362
Income before income tax expense	766	338	1,473	620
Income tax expense	613	109	798	197
Net income	$ 153	$ 229	$ 675	$ 423

Basic earnings per share	$ 0.02	N/A*	$ 0.09	N/A*
Diluted earnings per share	$ 0.02	N/A*	$ 0.09	N/A*

*	Earnings per common share are not presented as Hampden Bancorp Inc.'s initial public offering was completed on January 16, 2007; therefore per share results would not be meaningful.